CUSIP NO.  45031T 10 4                                        Page 1 of 17 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No.2)1

                               ITC DeltaCom, Inc.
  ---------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
  ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031T 10 4
  ---------------------------------------------------------------------------
                                 (CUSIP Number)

Welsh, Carson, Anderson                  William J. Hewitt, Esq.
  & Stowe VIII, L.P.,                    Reboul, MacMurray, Hewitt,
320 Park Avenue, Suite 2500                & Maynard
New York, New York  10022                45 Rockefeller Plaza
Attention: Jonathan Rather               New York, New York  10111
Tel. (212) 893-9500                      Tel. (212) 841-5700
---------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                December 9, 2002
---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or
13d-1(g), check the following box [ ].
--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO.  45031T 10 4                                       Page 2 of 17 Pages




1)    Name of Reporting Person            Welsh, Carson, Ander-
      I.R.S. Identification               son & Stowe VIII, L.P.
      No. of Above Person
      (Entities Only)
----------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
----------------------------------------------------------------------------
3)    SEC Use Only
----------------------------------------------------------------------------
4)    Source of Funds                          Not Applicable
----------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
----------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                            Delaware
----------------------------------------------------------------------------

Number of                           7)   Sole Voting      -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                                    8)   Shared Voting   22,107,085 shares of
                                         Power            Common Stock
                              --------------------------------------------------
                                    9)   Sole Disposi-     -0-
                                         tive Power
                              --------------------------------------------------
                                   10)  Shared Dis-      22,107,085 shares of
                                        positive Power   Common Stock
                              --------------------------------------------------
11)  Aggregate Amount Beneficially                    22,107,085 shares of
     Owned by Each Reporting Person                     Common Stock
--------------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
--------------------------------------------------------------------------------
13)   Percent of Class
      Represented by                         49.4%
      Amount in Row (11)
--------------------------------------------------------------------------------
14)   Type of Reporting
      Person                                         PN

CUSIP NO.  45031T 10 4                        Page 3 of 17 Pages

1)    Name of Reporting Person            WCAS VIII Associates, L.L.C.
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                          Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                          Delaware
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting      -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                         positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                   Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                     CO

CUSIP NO.  45031T 10 4                        Page 4 of 17 Pages

1)    Name of Reporting Person            Patrick J. Welsh
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting      -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                         Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-
                                           tive Power            -0-
                                    --------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                      22,107,085 shares of
     Owned by Each Reporting Person                        Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                        Page 5 of 17 Pages

1)    Name of Reporting Person            Russell L. Carson
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                            Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                          United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power     of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                  22,107,085 shares of
     Owned by Each Reporting Person                   Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                      IN

CUSIP NO.  45031T 10 4                        Page 6 of 17 Pages

1)    Name of Reporting Person            Bruce K. Anderson
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                            United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-       -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                     22,107,085 shares of
     Owned by Each Reporting Person                     Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                          IN

CUSIP NO.  45031T 10 4                        Page 7 of 17 Pages

1)    Name of Reporting Person            Thomas E. McInerney
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                            Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-
                                          tive Power                 -0-
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                     22,107,085 shares of
     Owned by Each Reporting Person                     Common Stock
--------------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
--------------------------------------------------------------------------------
13)   Percent of Class
      Represented by                         49.4 %
      Amount in Row (11)
--------------------------------------------------------------------------------
14)   Type of Reporting
      Person                                          IN

CUSIP NO.  45031T 10 4                        Page 8 of 17 Pages

1)    Name of Reporting Person            Robert A. Minicucci
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                               United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-
                                          tive Power              -0-
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                     22,107,085 shares of
     Owned by Each Reporting Person                     Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                         IN

CUSIP NO.  45031T 10 4                        Page 9 of 17 Pages

1)    Name of Reporting Person             Anthony J. deNicola
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                            Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                          United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-
                                          tive Power               -0-
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                    22,107,085 shares of
     Owned by Each Reporting Person                    Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                        Page 10 of 17 Pages

1)    Name of Reporting Person            Paul B. Queally
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                          Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                           United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-
                                          tive Power             -0-
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                       22,107,085 shares of
     Owned by Each Reporting Person                       Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                   IN

CUSIP NO.  45031T 10 4                        Page 11 of 17 Pages

1)    Name of Reporting Person            Jonathan M. Rather
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                            United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                     22,107,085 shares of
     Owned by Each Reporting Person                     Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                      IN

CUSIP NO.  45031T 10 4                        Page 12 of 17 Pages

1)    Name of Reporting Person            D. Scott Mackesy
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                          United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                       22,107,085 shares of
     Owned by Each Reporting Person                       Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                        IN

CUSIP NO.  45031T 10 4                        Page 13 of 17 Pages

1)    Name of Reporting Person            John D. Clark
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                        Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                            United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                       22,107,085 shares of
     Owned by Each Reporting Person                       Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                        IN

CUSIP NO.  45031T 10 4                        Page 14 of 17 Pages

1)    Name of Reporting Person            James R. Matthews
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
--------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)    SEC Use Only
--------------------------------------------------------------------------------
4)    Source of Funds                           Not Applicable
--------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                      Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                            United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                       22,107,085 shares of
     Owned by Each Reporting Person                       Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
--------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                        IN

CUSIP NO.  45031T 10 4                        Page 15 of 17 Pages

1)   Name of Reporting Person            Sanjay Swani
     I.R.S. Identification
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Source of Funds                           Not Applicable
--------------------------------------------------------------------------------
5)   Check if Disclosure of
     Legal Proceedings Is                     Not Applicable
     Required Pursuant to
     Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6)   Citizenship or Place
     of Organization                            United States
--------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    --------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    --------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    --------------------------------------------
11)  Aggregate Amount Beneficially                        22,107,085 shares of
     Owned by Each Reporting Person                        Common Stock
--------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
--------------------------------------------------------------------------------
13)      Percent of Class
         Represented by                         49.4 %
         Amount in Row (11)
--------------------------------------------------------------------------------
14)      Type of Reporting
         Person                                      IN

CUSIP NO.  45031T 10 4                        Page 16 of 17 Pages



                        Amendment No. 2 to Schedule 13D
                       ---------------------------------

          Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on November 1, 2002 and Amendment No. 1 thereto filed on November 8, 2002 (the "Schedule 13D"). Terms defined in the
Schedule 13D are used herein as so defined.

          The Schedule 13D is hereby amended as follows:

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities
          of the Issuer.
          ------------------------------------------

          Item 6 is hereby amended by adding the following thereto:

          The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), that applied to the Notification and Report Form under the HSR Act filed by WCAS VIII on November 7, 2002, seeking clearance to acquire in excess of 50% of the voting securities (as defined in the HSR Act) of the Issuer, expired at 11:59 p.m., New York City time, on December 9, 2002.

          In connection with the expiration of the HSR waiting period, the 7,286,907 shares of Common Stock owned by WCAS VIII held by JP Morgan Chase Bank as escrow agent will be released and assigned and delivered to WCAS VIII.

CUSIP NO.  45031T 10 4                        Page 17 of 17 Pages

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 18, 2002
                                     WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                     By:  WCAS VIII Associates, LLC, General
                                          Partner

                                     By: /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Managing Member

                                     WCAS VIII ASSOCIATES, LLC

                                     By: /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Managing Member

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Patrick J. Welsh

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Russell L. Carson

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Bruce K. Anderson

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Thomas E. McInerney

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Robert A. Minicucci

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Anthony J. deNicola

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Paul B. Queally

                                         /s/ Jonathan M. Rather
                                        --------------------------------------

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/D. Scott Mackesy

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/John D. Clark

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/James R. Matthews

                                         /s/ Jonathan M. Rather
                                        --------------------------------------
                                        Attorney-in-Fact/Sanjay Swani